Crucell Extraordinary General Meeting of Shareholders Amsterdam, 8 February 2011

Disclaimer The presentation contains forward-looking statements that involve inherent risks and uncertainties. We have identified a number of important factors that may cause actual results to differ materially from those contained in such forward-looking statements. For information relating to these factors please refer to our Form 20-F, as filed with the US Securities and Exchange Commission (SEC) on April 7, 2010, in the section entitled ‘Risk Factors’. The Company prepares its financial statements under International Financial Reporting Standards (IFRS). In addition, we refer to the disclaimers which are included in the Offer documents and filings related to the Offer, filed with the SEC. Deze presentatie bevat op de toekomst gerichte verklaringen, die inherente risico’s en onzeker-heden met zich brengen. Wij hebben bepaalde belangrijke factoren geïdentificeerd, die tot gevolg kunnen hebben dat huidige resultaten materieel afwijken van de resultaten die in dergelijke, op de toekomst gerichte verklaringen zijn opgenomen. Voor informatie met betrekking tot deze factoren verwijzen wij u graag naar onze Form 20-F, zoals ingediend bij de Amerikaanse Securities and Exchange Commission (SEC) op 7 april 2010, en in het bijzonder de paragraaf getiteld ‘Risk Factors’. Crucell N.V. stelt haar financiële verklaringen op volgens internationale financiële verslaggevings-richtlijnen (IFRS). Tevens verwijzen wij u naar de disclaimers welke zijn opgenomen in de Biedingsdocumenten en Aan de Bieding gerelateerd documenten, zoals zijn ingediend bij de SEC. 2

Agenda 1. Opening and announcements 2. Discussion of the Offer a. Strategic review b. Valuation of the Offer c. Tender Offer process 3. Amendment of the Articles of Association 4. Resignation Supervisory Board and discharge 5. Appointment Supervisory Board 6. Miscellaneous 7. Closing 3

Mr. J.P. Oosterveld Chairman Supervisory Board 4

Agenda 1. Opening and announcements 2. Discussion of the Offer a. Strategic review b. Valuation of the Offer c. Tender Offer process 3. Amendment of the Articles of Association 4. Resignation Supervisory Board and discharge 5. Appointment Supervisory Board 6. Miscellaneous 7. Closing 5

Strategic review Ronald H.P. Brus President & Chief Executive Officer

Crucell’s mission Combating infectious diseases by bringing meaningful innovation to global health

World-wide trends affecting health and well-being Globalization Climate change and and weather urbanization extremes Vector- and waterborne diseases like dengue fever and cholera, typhoid Increase in incidence or change in and respiratory diseases like TB geographical distribution of vector-borne affect especially the urban poor diseases like malaria and dengue fever Mobility Population and growth and ease of travel aging Increased dissemination of infectious Increase in food and waterborne diseases like TB and Flu (pandemic) infections causing intestinal diseases like Increased risk for holiday spoils cholera, typhoid fever and hepatitis A Sources: Impact of migration on infectious diseases in Europe. European Academies Science Advisory Council, August 2007 8 http://www.who.int/csr/disease/dengue/impact/en/index.html

Global burden of infectious diseases Crucell is an innovator in this field Every year Every year nearly nearly 2 million people 2 million people die of TB die of Malaria Ad35-TB: Malaria vaccine: first virus vector second generation safe in newborns partnered with frontrunner GSK An end to Flu? Every year nearly 2 million people die of AIDS Towards an universal flu AIDS vaccine: vaccine best science-based program Sources: www.who.int, www.stoptb.org, www.usaid.gov, www.worldbank.org 9

Crucell’s pipeline Pre-clinical Phase I Phase II Phase III Marketing & sales Vaccines in development: Flavimun® own Tuberculosis own Malaria GSK/own Ebola and Marburg own HIV own Universal influenza JNJ/own RSV JNJ/own HPV JNJ/own Influenza seasonal own Antibodies in development: Rabies antibody combination Fast Track sanofi/own Influenza antibodies JNJ/own Hepatitis C antibodies own 10

Crucell’s marketed vaccines registered in 80+ countries Paediatric Travel & Endemic Respiratory Quinvaxem® Epaxal® Hepatitis A vaccine Pentavalent vaccine Epaxal® Junior Hepatitis A vaccine Inflexal® V Epaxal® Junior Influenza vaccine Hepatitis A vaccine Third party distribution Hepavax-Gene® Hepatitis B vaccine Vivotif® Typhoid vaccine Dukoral® Gardasil® MoRu-Viraten® Cholera & ETEC Recombinant Prolastin® Measles/Rubella vaccine HPV vaccine AAT protein vaccine 11

Strong revenue growth 36% annual average growth rate since 2005 358 This growth has, in 2009, enabled Crucell to: % 283 • Distribute its vaccines to 3 6 a vast number of people worldwide, 213 • Thereby preventing more 141 than 3.6 mln cases of infectious disease, Berna/SBL acquisitions: • And preventing over adding 819,000 deaths* product sales 38 € mln 2005 2006 2007 2008 2009 * Figures based on Quinvaxem®, Hepavax-Gene®, Inflexal® V, Epaxal® and Vivotif® 12

Modest revenue growth going forward forecasted 10-15% average annual growth rate after 2009 647 597 589 553 441 — 15% 10 358 365 6% 3 283 213 141 38 2005 2006 2007 2008 2009 2010 2011 2012 2013 2014 2015 € mln 13

Vaccine industry challenges vaccine industry demands size and scope Industry challenges: • Competition from large Others pharmaceutical companies 2% 14.1% ( $0.4 bln) ( $3.1 bln) • NGOs’ preference for suppliers 24.7% ( $5.5 bln) from developing countries 10.8% ( $2.4 bln) • Quality of manufacturing and consistency of supply 13.1% 18.9% ( $2.9 bln) ($4.2 bln) • Long and capital-intensive development cycles for 16.4% ( $3.6 bln) new products • Significant investments required for further development Source revenues: 2010 Kalorama Information 14

Research & development cycle significant funding and time needed Identify Produce Pre-Clinical Proof of Registration/ Phase I Phase II Phase III File Antigens Antigens Testing Concept Post Marketing Research (incl. immunology) Pre-clinical development (incl. formulation science) Clinical development (incl. post marketing surveillance) Transfer process to manufacturing Built facility x x Up to $10-20 mln Up to $50-100 mln Up to $0.5-1 bln x x x 1-10 yrs 2-3 yrs 2-4 yrs 1 yr Source: IFPMA 15

Continuously explored strategic alternatives • R&D investment increased to exploit all pipeline opportunities • Limited resources available • Explored business combinations, including a merger with major pharma company, to accelerate growth • Few attractive and affordable M&A options • Crucell and Johnson & Johnson 2009 collaboration is value-enhancing for both • Johnson & Johnson acquired an 17.9% stake at €20.63 per share • Access to Crucell’s early-stage R&D for flu-mAb, universal flu vaccine, RSV vaccine, HPV vaccine and additional target 16

Next step of successful relationship an ideal combination • Existing successful relationship strong basis for future success • Johnson & Johnson will invest in Crucell • Johnson & Johnson expects Crucell to become the center for vaccines within Johnson & Johnson • Crucell will retain its entrepreneurial culture whilst enjoying significant opportunities within the Johnson & Johnson ‘Family of Companies’ • Johnson & Johnson has a proven track record in acquisitions • Crucell’s innovative products, pipeline and technologies provide Johnson & Johnson further access to vaccine know-how and expertise • Expanding our ability to offer preventive healthcare solutions for unmet medical needs on a global basis Together we will put the needs and well-being of the patients first, to lead the way to a healthier world 17

Attractive offer to all stakeholders • Johnson & Johnson has made an offer to acquire Crucell • All cash offer of €24.75 per share for all outstanding shares Johnson & Johnson does not already own • Crucell will become part of the Johnson & Johnson ‘Family of Companies’ • A wholly-owned subsidiary • With access to Johnson & Johnson’s significant infrastructure and resources 18

Benefits to shareholders Shareholders gain immediate and certain value • Cash Offer • No financing conditions or contingencies • Significant premium to share price prior to Offer • Superior value to Crucell stand-alone value 19

Benefits to partners and customers Partners/customers benefit from Johnson & Johnson’s global platform and significant resources • Johnson & Johnson recognizes the value of Crucell’s partners • Johnson & Johnson’s global presence maximizes opportunities to work together • Significant resources to support partner relationships • R&D experience and resources to accelerate and expand pipeline development • M&S organization to support existing customers and broaden global presence 20

Conclusion Crucell will become part of a global leader in pharmaceuticals and biotechnology • Johnson & Johnson will invest in Crucell • Johnson & Johnson expects Crucell to become the center for vaccines within Johnson & Johnson • With access to Johnson & Johnson’s significant infrastructure and resources • Creating the best opportunity to continue our growth • And together expanding the vaccine business focus on infectious disease prevention Management Board and Supervisory Board unanimously recommend shareholders to accept the Offer

Agenda item 2b Valuation of the Offer Leonard Kruimer Chief Financial Officer

Analysis of the Johnson & Johnson bid • Company performance and details of the Offer • Valuation methodology and analysis • Valuation and business risks • Conclusion

Jun- 0 200 400 600 800 1000 1200 03 Oct- 03 Feb-04 Ju n-04 Oc t-04 Feb-05 Ju n-05 Oct-05 Feb-06 Ju n-06 Oct -06 Feb -07 Ju n-07 Oct-07 Feb-08 Ju n-08 Oc t-08 Share price performance Feb-09 Ju n-09 Oct-09 Feb-10 Ju n-10 Oct -10 17 Sept 2010 Intended Offer, Announcement AEX Crucell disease strategy’ ‘infectious Prior to 30_June2003 €89 mln since current management and ‘infectious disease strategy’ of the Offer announcement Prior to 16_Sept2010 €1.3 bln Market Capitalization Crucell outperformed the market prior to bid 24

Details of the Offer • Johnson & Johnson has made an offer to acquire Crucell at €24.75 per share • Offer for all outstanding shares • All cash offer without financing conditions • Valuing total company at €2.2 billion • Johnson & Johnson owns 17.9% of shares today • Offer price represents substantial premium over market value: • 58% premium over closing price of ordinary shares on 16 September 2010* • 68% premium over average closing price over the twelve-months period ending on 16 September 2010 * The day before Johnson & Johnson and Crucell announced negotiating for the Offer 25

Valuation methodology approach • Range of different financial and comparative analysis used • Assumptions on range of variables influence value • Qualitative judgments applied • Specific context of this transaction • Leading to valuation ranges 26

Financial and comparative analyses • Comparison to analyst price targets • Precedent transaction analysis • Transaction premium analysis • Internal valuation and sum of the parts analysis 27

Results highly dependent on Quinvaxem® Operating profit/(loss) 39.0 7.4 € mln 2005 2006 2007 2008 2009 2010 (17.3) (34.3) (49.5) (97.4) 28

Crucell Korean facilities Quinvaxem® and Hepavax-Gene® • Shingal (‘old’ facility) • Quinvaxem® formulation and Hepavax-Gene® bulk • Quinvaxem® and Hepavax-Gene® vial filling • Quinvaxem® in 100 liter bulk bags, for external vial filling in 2011 • Shingal contamination issue • Root cause of contamination established • Resumed shipments of non-contaminated stock in December 2010 • Manufacturing restarted in December 2010 • Regulatory authorities conclude that appropriate remedies have been implemented • Incheon (‘new’ greenfield facility) • Commissioning and validation ongoing; not impacted 29

Consideration on valuation and risks • Pipeline products are relatively early stage • First commercial launch expected in 2015 • Significant development costs • Clinical development and regulatory review entails significant risks • Associated risk of early-stage development • Limited revenue growth expected • Potential sales from new products as of 2015 • Limited other value creation triggers 30

Premium compared to analyst targets Price Target per Share € 30 Johnson & € 25 Johnson Offer €24.75 € 20.93 € 20.13 € 20.00 € 19.50 € 20 € 17.00 € 17.00 € 18.00 € 17.50 € 17.00 € 16.00 Pre- € 15.50 Announcement € 15 € 15.00 € 14.00 € 13.90 € 14.80 Closing Price €15.70 € 10 € 5 € 0 Rabobank Petercam Jefferies BofA-M L ABN Amro UBS RBS Exane BNP Needham M adison Kempen Goldman SNS ING Fortis Paribas Williams Sachs Securities Date: 13/9/10 3/9/10 23/8/10 23/8/10 19/8/10 18/8/10 18/8/10 18/8/10 17/8/10 17/8/10 4/8/10 22/6/10 12/5/10 12/5/10 12/5/10 Rating: Buy Buy Hold Sell Sell Hold Buy Hold Buy Buy Hold Hold Hold Hold Hold Note: Price targets from the period prior to announcement (excludes Th. Gilissen since they did not issue report since February 2010. 31

Precedent vaccine transaction analysis Precedent Vaccine Transactions Summary of Selected Transaction EBITDA Multiples Target Acquiror EV / FY+1 EBITDA Acambis Sanofi-Aventis 30.0x Chiron Novartis 23.0x Berna Biotech Crucell 20.0x 17.5x ID Biomedical GlaxoSmithKline 13.0x Corixa GlaxoSmithKline 10.0x Powderject Chiron 0.0x Rhein Biotech Berna Biotech High Low Crucell / J&J Implied Share Price Range Share Price Range €30 €24.75 €20.00 €20 €16.00 €10 €0 High Low Crucell / J&J Note: Crucell multiples based on pre-announcement equity research estimates as of 16 September 2010. 32 FY+1 reflects next fiscal year estimates for transactions with announcement dates past June 30.

Comparable transaction premia Summary of vaccine premia paid One-Day Premia 80% 65.2% 57.7% 60% 40% 32.7% 29.2% 20% 13.6% 0% High Mean Median Low Crucell / J&J Summary of Dutch premia paid One-Day Premia 125% 114.1% 100% 75% 57.7% 50% 43.3% 37.5% 25% 12.6% 0% High Mean Median Low Crucell / J&J Note: Crucell multiples based on pre-announcement equity research estimates as of 16 September 2010. FY+1 reflects next fiscal year estimates for transactions with announcement dates 33 past June 30. Vaccine transactions include Acambis/Sanofi, Chiron/Novartis, Berna/Crucell, ID Biomedical/GSK, Corixa/GSK, Powderject/Chiron, and Rhein Biotech/Berna.

Conclusion Offer price of €24.75 per share is attractive and represents substantial premium • All cash offer • Premium of bid is substantial • Compared to stock price before bid • Compared to analyst price targets • Compared to comparable companies and precedent transactions 34

Agenda item 2c Tender Offer process René Beukema General Counsel & Corporate Secretary 35

Timeline Offer 9 December Start of acceptance period (10 weeks) 10 December Initial informational EGM, in Amsterdam 8 February Offer EGM, in Amsterdam Okura Hotel 16 February End of acceptance period (unless extended due to non-fulfillment certain Offer conditions) 22 February Public announcement of offer status and possible extension (Post-acceptance period starts within 3 business days after the bid is declared unconditional) 22 March Post Offer EGM 36

Accepting the Offer tendering ordinary shares and ADSs • Holders of ordinary shares have been contacted by their financial intermediary describing mechanics of the Offer how to tender shares and grant Proxies relating to the Asset Sale or to opt out if they would not wish to grant a Proxy • The process through which shareholders have been informed by their financial intermediary might differ as each financial intermediary may have different internal procedures • Holders of ADSs in registered form or in book-entry form have received an ADS letter of transmittal from the US Settlement Agent pursuant to which they may tender their ADSs and be deemed to concurrently grant a proxy with respect to all of such tendered ADSs, unless they affirmatively specify otherwise • More information with respect to the tender / proxy process for holders of ordinary shares and ADS is provided in the Offer Document 37

Declaring Unconditional • The Offer will be declared unconditional within 3 Business Days following the end of the acceptance period if Offer Conditions are fulfilled • Offer Conditions include: • Acceptance level of > 95% or • Acceptance level > 80% if • IRS ruling is obtained and • Proxies representing > 80% of shares have been granted • No material adverse effect • All anti-trust approvals having been obtained • Governance resolutions having been approved in Offer EGM 38

Extension • The Acceptance Period may be extended if Offer Conditions are not fulfilled • The Acceptance Period must be extended if certain Offer Conditions are not fulfilled including: • Acceptance level < 95% (or <80% in case IRS ruling will be obtained) • No material adverse effect • All anti-trust approvals having been obtained

Subsequent Offer Period • After the Offer is declared unconditional a subsequent offer period will be declared of maximum of 2 weeks in which shareholders may tender their shares in accordance with the terms of the Offer

Post Offer EGM • If Johnson & Johnson declares Offer unconditional at an acceptance level of < 95% it may opt for an Asset Sale • Asset Sale requires approval of general meeting of shareholders • Asset Sale will be resolved upon in Post Offer EGM • Proxies granted concurrently with tender will allow Johnson & Johnson to vote in favor of Asset Sale in Post Offer EGM • Post Offer EGM will be cancelled if: • > 95% has been offered, • Offer is not declared unconditional, or • Acceptance Period is extended 41

Post Offer EGM (cont.) 22 March 2011 • Voting on Asset Sale • Record Date is 22 February 2011 • Shareholders that wish to attend should notify Crucell by March 15, 2011 42

Other Post Closing Restructuring Measures • If Johnson & Johnson declares Offer unconditional at an acceptance level of > 95% it will initiate Buy-Out Proceedings • If Johnson & Johnson declares the Offer unconditional at an acceptance level of < 95% it may also opt for any other Post Closing Restructuring to obtain 100% of the shares and/or business of Crucell including: • Statutory (cross-border or domestic) legal (triangular) merger (juridische (driehoeks-) fusie) • Liquidation of Crucell • Statutory legal de-merger (juridische splitsing) and/or • Any other measure legally permitted to acquire 100% control • Post Closing Restructurings other than the Asset Sale and Buy-Out Proceedings require the approval of the Continuing Crucell Supervisory Directors (Mr. Oosterveld and Mr. Hoevenaars) 43

Agenda 1. Opening and announcements 2. Discussion of the Offer a. Strategic review b. Valuation of the Offer c. Tender Offer process 3. Amendment of the Articles of Association 4. Resignation Supervisory Board and discharge 5. Appointment Supervisory Board 6. Miscellaneous 7. Closing 44

Agenda item 3 Mr. J.P. Oosterveld Chairman Supervisory Board 45

Amendment of the Articles of Association 3a. Proposal to amend the articles of association of the Company with effect of the Settlement Date, being the date no later than the third business day after the date the Offer has been declared unconditional, under the condition precedent of the contemplated offer of Johnson & Johnson for all the outstanding shares in the capital of the Company (the Offer) being declared unconditional. (Resolution) 3b. Proposal to authorize each member of the Board of Management of the Company and also each civil law notary, deputy civil law notary and notarial assistant of Allen & Overy LLP, each of them severally, with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional, to apply to the Dutch Ministry of Justice for the Statement of No Objections and to have the Deed of Amendment of the Articles of Association executed. (Resolution) 46

Agenda 1. Opening and announcements 2. Discussion of the Offer a. Strategic review b. Valuation of the Offer c. Tender Offer process 3. Amendment of the Articles of Association 4. Resignation Supervisory Board and discharge 5. Appointment Supervisory Board 6. Miscellaneous 7. Closing 47

Resignation Supervisory Board and discharge 4. Resignation of Messrs. W.M. Burns, S.A. Davis, P. Satow, J.S.S. Shannon, G.R. Siber, F.F. Waller, C.-E. Wilhelmsson as members of the Crucell Supervisory Board. And the proposal to grant discharge with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 48

Agenda 1. Opening and announcements 2. Discussion of the Offer a. Strategic review b. Valuation of the Offer c. Tender Offer process 3. Amendment of the Articles of Association 4. Resignation Supervisory Board and discharge 5. Appointment Supervisory Board 6. Miscellaneous 7. Closing 49

Appointment Supervisory Board (1) 5a. Proposal to appoint Mr. J.H.J. Peeters as member of the Supervisory Board with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 5b. Proposal to appoint Mr. P. Stoffels as member of the Supervisory Board with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 5c. Proposal to appoint Mr. T.J. Heyman as member of the Supervisory Board with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 50

Appointment Supervisory Board (2) 5d. Proposal to appoint Mr. J.J.U. Van Hoof as member of the Supervisory Board with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 5e. Proposal to appoint Ms. J.V. Griffiths as member of the Supervisory Board with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 5f. Proposal to appoint Mr. B.W. van Zijll Langhout as member of the Supervisory Board with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 51

Appointment Supervisory Board (3) 5g. Proposal to appoint Mr. P. Korte as member of the Supervisory Board with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 5h. Proposal to appoint Mr. D.-J. Zweers as member of the Supervisory Board with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 5i. Proposal to appoint Mr. J.C. Bot as member of the Supervisory Board with effect of the Settlement Date, under the condition precedent of the Offer being declared unconditional. (Resolution) 52

Agenda 1. Opening and announcements 2. Discussion of the Offer a. Strategic review b. Valuation of the Offer c. Tender Offer process 3. Amendment of the Articles of Association 4. Resignation Supervisory Board and discharge 5. Appointment Supervisory Board 6. Miscellaneous 7. Closing 53

Agenda 1. Opening and announcements 2. Discussion of the Offer a. Strategic review b. Valuation of the Offer c. Tender Offer process 3. Amendment of the Articles of Association 4. Resignation Supervisory Board and discharge 5. Appointment Supervisory Board 6. Miscellaneous 7. Closing 54

Crucell Combating infectious diseases by bringing meaningful innovation to global health